EXHIBIT 99.1

Verso Announces Resignation of Chief Financial Officer
MEMPHIS, TN, (June 3, 2015) - Verso Corporation (NYSE: VRS) announced today that Robert P. Mundy, its Senior Vice President and Chief Financial Officer, has decided to leave the company to take a similar position with Packaging Corporation of America.
"Bob has made significant contributions to Verso while serving as our Chief Financial Officer since the inception of the company in 2006," said David J. Paterson, the President and Chief Executive Officer of Verso. "Bob's dedication and skills have helped shape the evolution of Verso into the leading producer of coated papers in North America. We thank Bob for his valued service to Verso and wish him continued success in his career."
Mr. Mundy added, "Having been a member of the Verso executive team from the very beginning, it was an extremely difficult decision for me to leave the company, particularly so soon after we completed the NewPage acquisition. I never have been associated with such a dedicated, hard-working and resourceful group of employees and will miss not being part of the success that lies ahead for Verso. However, the opportunity to be part of an organization like PCA and to step into the CFO role of someone whom I have worked closely with and learned so much from in the past was something that I simply could not pass up."
To ensure a smooth transition, Mr. Mundy has agreed to remain with Verso through June 30, 2015, and to provide periodic transitional assistance for two months thereafter. Verso's search for his successor is underway.

About Verso
Verso Corporation is a leading North American producer of printing papers, specialty papers and pulp. Our printing papers are used primarily in commercial printing, media and marketing applications, including magazines, catalogs, books, direct mail, corporate collateral and retail inserts. Our specialty papers are used primarily in label and converting, flexible packaging and technical paper applications. Headquartered in Memphis, Tennessee, with a business center in Miamisburg, Ohio, Verso operates eight mills strategically located in Kentucky, Maine, Maryland, Michigan, Minnesota and Wisconsin with a total annual production capacity of approximately 3.6 million tons.

Contacts
Verso Corporation
6775 Lenox Center Court
Suite 400
Memphis, TN 38115-4436
For details, contact:
Kathi Rowzie
Vice President, Communications and Public Affairs
(901) 369-5800
kathi.rowzie@versoco.com